EXHIBIT 10.32

DOLLAR TREE, INC.

OMNIBUS INCENTIVE PLAN

LONG-TERM PERFORMANCE PLAN

AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”), is effective as of the “Date of Grant” specified in the accompanying Notice of Grant (the “Notice of Grant”), by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”), and the “Grantee,” as defined in the Notice of Grant.

W I T N E S S E T H:

The Dollar Tree, Inc. Omnibus Incentive Plan (the “Plan”) provides for the grant of Restricted Stock Units and Performance Bonuses in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that as part of its Long-Term Incentive Plan it is in the best interest of the Company and its shareholders to provide an Award of Restricted Stock Units and an Award of a Performance Bonus (each referred to herein as an “Award,” and together referred to herein as the “Awards”) to the Grantee.  Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.  The Awards granted pursuant to this Agreement are intended to be “performance-based compensation” under Code Section 162(m) and the terms of this Agreement shall be construed as necessary to comply with such intent.

1. RESTRICTED STOCK UNITS. The Company hereby grants an Award of Restricted Stock Units to the Grantee as set forth in the Notice of Grant, subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant.  Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one (1) share of the Company’s Stock.  Except as otherwise provided in Sections 3.3 and 4 below, the Restricted Stock Units will be settled by issuance of shares of Stock as soon as practicable after the certification date described in the Notice of Grant (the “Certification Date”), but in no event later than the last day of the fiscal year that includes the Certification Date.

2. PERFORMANCE BONUS.  The Company hereby grants an Award of a Performance Bonus to the Grantee as set forth in the Notice of Grant, subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant.  Except as otherwise provided in Sections 3.3 and 4 below, the Performance Bonus will be paid as soon as practicable after the Certification Date, but in no event later than the last day of the fiscal year that includes the Certification Date.

3. VESTING AND TRANSFER RESTRICTIONS OF RESTRICTED STOCK UNITS.  The Grantee shall vest in the percentage of the Target Restricted Stock Units and the Performance Bonus, and the restrictions described in Sections 3.1 and 3.2 shall lapse, when the conditions for Vesting set forth in the Notice of Grant are satisfied.

3.1. Separation from Service.  In the event of a Separation from Service of the Grantee with all Member Companies for any reason other than death, Disability (as defined in Section 4.2 of this Agreement) or Retirement (as defined in Section 4.2 of this Agreement) prior to the satisfaction of the conditions for Vesting set forth in the Notice of Grant, then the unvested Restricted Stock Units shall be forfeited as of the date of such Separation from Service.  For purposes of this Agreement, the capitalized term “Separation from Service” shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and “Member Company” shall mean a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3).

3.2. Transfer Restrictions.  Grantee’s Awards under the Agreement may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, other than by will or by the laws of descent or distribution, and the provisions of this Agreement, the Plan and the Notice of Grant shall be binding upon the executors, administrators, heirs, and successors of the Grantee.  Any levy of any execution, attachment or similar process upon the Awards, shall be null, void and without effect.  Notwithstanding the foregoing, Grantee may designate one or more beneficiaries for receipt of the shares of Stock subject to vested Restricted Stock Units or for payment of any vested Performance Bonus by delivering a beneficiary designation form to the Company.  A beneficiary designation will not become effective unless it is made on the form approved by the Company and is received by the Company prior to the Grantee’s death.

3.3. Change in Control/Corporate Transaction.

3.3.1. Restricted Stock Units.  In the event of a Change in Control, Section 14 of the Plan shall apply to the Restricted Stock Units and the Committee may take such actions as it deems appropriate pursuant to the Plan, including accelerating vesting of the Awards by waiving all or part of the conditions for Vesting set forth in the Notice of Grant.  Except as otherwise specifically provided below or in Section 4 of this Agreement, if the vesting of Restricted Stock Units is accelerated under this Section 3.3.1, such vested Restricted Stock Units shall be settled within 30 days of the date of the corporate action that accelerates vesting hereunder. Notwithstanding any provision to the contrary in this Agreement, in the event accelerated vesting of the Restricted Stock Units is required based on the terms of a retention agreement entered into by and between the Grantee and the Company prior to the Date of Grant, the Restricted Stock Units shall vest as required in such agreement and shall be settled or paid within 30 days of the Grantee’s Termination of Employment.

3.3.2. Performance Bonus.  In the event of a Corporate Transaction, the Committee may accelerate vesting of the Performance Award and certify in its sole discretion a vesting percentage up to 200% of the Target Performance Bonus.  To the extent the Committee has not acted earlier to accelerate vesting of the Performance Bonus, then in the event that within twenty-four months of the date of the Corporate Transaction the Grantee has an involuntary Termination of Employment without Cause or the Grantee has a voluntary Termination of Employment for Good Reason, then the Performance Bonus shall vest in the amount of the Grantee’s Target Performance Bonus.  Except as otherwise specifically provided in Section 4 of this Agreement, if the vesting of the Performance Bonus is accelerated under this Section 3.3.2, such vested Performance Bonus shall be settled within 30 days of the date of the completion of corporate action or other condition that triggers accelerated vesting hereunder.

3.3.3. Additional Definitions.  For purposes of Section 3.3.2, the following capitalized terms shall be defined as follows:

(A) a “Corporate Transaction” shall mean a change in control of the Company of a nature that would be required to be reported on Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirements; provided, however, that a Corporate Transaction shall be deemed to have occurred if:

(i) any individual, partnership, firm, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations of the Exchange Act), directly or indirectly, of securities of the Company representing 30% of more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(ii)  during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)  there occurs a reorganization, merger, consolidation or similar corporate transaction involving the Company (a “Business Transaction”) with respect to which the stockholders of the Company immediately prior to Business Transaction do not, immediately after the Business Transaction, own more than 70% of the combined voting power of the Company or other corporation resulting from such Business Transaction; or

(iv) all or substantially all of the assets of the Company are sold, liquidated or distributed.

(B) “Good Reason” shall mean Grantee’s resignation due to:

(i) a material diminution in Grantees title, duties or responsibilities in effect immediately prior to the Corporate Transaction;

(ii) a material diminution in Grantee’s base salary, or target annual bonus or target long-term bonus in effect immediately prior to the Corporate Transaction;

(iii) the relocation of the office of the Company where Grantee is primarily employed to a location which is more than 50 miles from the place where Grantee was primarily employed immediately prior to the Corporate Transaction;

(iv) any material breach by the Company or any successor company of Grantee’s retention agreement; or

(v) failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform Grantee’s retention agreement or, if the business for which your services are principally performed is sold at any time after a Corporate Transaction, the failure of the Company or successor company to obtain such an agreement from the purchaser of such business; provided; however, a condition listed above shall not constitute Good Reason unless it is communicated by Grantee to the Company or its successor company in writing within 90 days following the initial existence of the condition and the Company or its successor company does not cure such condition within 30 days of receipt of such written notice.

(C) "Cause" shall mean a termination of your employment by the Company as a result of any of the following:

(i) your felony conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea);

(ii) your engaging in any fraudulent or dishonest conduct with respect to the performance of your duties with the Companies;

(iii) your engaging in any intentional act that is injurious in a material respect to the Companies;

(iv) your engaging in any other act of moral turpitude;

(v) your willful disclosure of material trade secrets or other material confidential information related to the business of the Companies;

(vi) your willful and continued failure substantially to perform your duties with the Companies (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within thirty days of receipt of such demand.  For purposes of this clause, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above constituting Cause and specifying the particulars thereof.

3.4. Dividends.  No cash dividends shall be paid on the Restricted Stock Units.

3.5. Adjustments for Recapitalizations.  In the event of a Transaction (as defined in Section 4.5 of the Plan), the Restricted Stock Units shall be adjusted as set forth in Section 4.5 of the Plan and any additional securities or other consideration received pursuant to such adjustment shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such securities or other consideration has been distributed.

4. DEATH, DISABILITY, OR RETIREMENT OF GRANTEE.

4.1     Amount of Payment or Settlement. In the event of the Grantee’s death or Disability prior to the Certification Date, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of the applicable Award, and on the Certification Date the Grantee shall vest in the percentage of the Target Restricted Stock Units and Target Performance Bonus as certified in writing by the Committee based on performance, and such Awards shall be paid or settled as soon as practicable after the Certification Date, but not later than the last day of the fiscal year that includes the Certification Date. In the event of the Grantee’s Retirement prior to the Certification Date, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of the applicable Award, and on the Certification Date the Grantee shall vest in the percentage of the Target Restricted Stock Units and Target Performance Bonus as certified in writing by the Committee based on performance, and such Awards shall be paid or settled as soon as practicable after the Certification Date, but not later than the last day of the fiscal year that includes the Certification Date; provided, however, that the amount of the payment or settlement under the Award shall equal: (A) the amount of the payment or settlement that otherwise would be made based on the vested percentage of the Award, as determined by the Committee based on performance, multiplied by (B) a fraction (i) the numerator of which shall be (x) zero, if Grantee’s Retirement occurs before the last day of the fiscal year that includes the Date of Grant (in which case no amount will be paid or settled under the Award), or (y) the number of full fiscal months during the period commencing on the first day of the performance period set forth in the Notice of Grant (the “Performance Period”) and ending on the date of Retirement, if Grantee’s Retirement occurs on or after the last day of the fiscal year that includes the Date of Grant; and (ii) the denominator of which shall be the number of full fiscal months in the Performance Period.

4.2     Definitions. For purposes of this Agreement, “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, if the Grantee is eligible for Retirement, then “Disability” shall mean as defined under Code Section 409A(a)(2)(C) and the regulations promulgated thereunder, and the Grantee shall be deemed to have a Disability on the earliest date that the Grantee is determined to have a Disability either by the Company or as otherwise permitted under Treasury Regulation § 1.409A-3(i)(4)(iii).  For purposes of this Agreement, “Retirement” shall mean the Grantee’s Separation from Service (a) on or after the date the Grantee attains the age of fifty-nine and a half (59 ½) and (b) following at least seven (7) years of Service; provided that Retirement shall not include a termination for Cause even if the requirements for Retirement are otherwise met.

4.3      Settlement in Certain Cases. Notwithstanding any provision of the Agreement to the contrary, in the event the Grantee is eligible for Retirement at the time the Committee exercises its discretion to accelerate vesting of all or part of the Awards due to a Change in Control or Corporate Transaction, then the vested Awards shall be settled or payment made to the Grantee either (1) as soon as practicable after the Certification Date, but not later than the last day of the calendar year in which the Certification Date occurs or (2) if earlier, on the date of the Grantee’s death, Disability or Separation from Service after the applicable Change in Control or Corporate Transaction.

5. SHAREHOLDER RIGHTS.  This Award of Restricted Stock Units does not entitle Grantee to any rights as a shareholder of the Company unless and until the shares of Stock underlying the Award have been issued to Grantee by registry in book-entry form with the Company.

6. ISSUANCE OF SHARES. The Company will issue the shares of Stock subject to the Restricted Stock Units as non-certificated shares in book-entry form registered in Grantee’s name.  The purchase price of the shares of Stock is Grantee’s Service to the Company during the vesting periods. The obligation of the Company to deliver shares of Stock upon the vesting of the Restricted Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant state and federal securities laws and regulations and the rules of any applicable stock exchange.

7. CODE SECTION 409A.  To the extent this Agreement provides for a deferral of compensation subject to Code Section 409A and the regulations promulgated thereunder, this Agreement is intended to and shall be interpreted as necessary to comply with Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, and solely to the extent required by Code Section 409A, in the event that Grantee is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Grantee’s Separation from Service, then amounts payable under this Award  due to Grantee’s Separation from Service, for any reason other than death, shall be accumulated and held, and paid or transferred, to the Grantee (without any payment of interest because of the delay in payment or transfer) on the first business day of the seventh month following the date of the Grantee’s Separation from Service.

8. TAXES; WITHHOLDING OBLIGATION.

8.1. Generally. Grantee shall be ultimately liable and responsible for all taxes owed in connection with the Awards, regardless of any action a Member Company takes with respect to any tax withholding obligations that arise in connection with the Awards. The Member Companies make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Awards or the subsequent sale of shares of Stock issuable pursuant to the Awards. Neither the Company nor any Member Company is committed or under any obligation to structure the Awards to reduce or eliminate Grantee’s tax liability.

8.2. Payment of Withholding Taxes.

8.2.1. Prior to any event in connection with the Awards (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment or social tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

8.2.2. Unless Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with Section 8.2.3. below, Grantee’s acceptance of the Award of the Restricted Stock Units constitutes Grantee’s instruction and authorization to the Company, and any brokerage firm determined acceptable to the Company for such purpose, to sell on Grantee’s behalf (including to the Company or any affiliate of the Company through the retention of a portion of the shares of Stock) a whole number of shares of Stock from those shares of Stock issuable to Grantee pursuant to the Award of the Restricted Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such shares of Stock will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. If applicable, Grantee will be responsible for all brokers’ fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee through payroll as soon as practicable. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company (or Member Company as applicable) as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares of Stock described above.

8.2.3. At any time not less than five (5) business days before any Tax Withholding Obligation arises Grantee may elect to satisfy his or her Tax Withholding Obligation by delivering to the Company (or Member Company as applicable) an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified check payable to the Company (or Member Company as applicable), or (iii) such other means as the Company may establish or permit.

8.2.4. The Company may refuse to issue any shares of Stock to Grantee until Grantee satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain, without notice, from shares of Stock issuable under the Awards or from salary or other amounts payable to Grantee, shares of Stock or cash having a value sufficient to satisfy the Tax Withholding Obligation.

9. NO EMPLOYMENT RIGHTS.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of a Member Company to terminate Grantee’s employment for any reason, with or without Cause.

10. MISCELLANEOUS.

10.1. Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof.  The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction or venue for any litigation, special proceedings or other proceedings between the parties that my be brought, or arise out of, in connection with, or by reason of this Agreement and the parties to this Agreement hereby consent to the jurisdiction of such courts.

10.2. Entire Agreement; Enforcement of Rights.  The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

10.3. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.4. Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as last stated on the Company’s records or as subsequently modified by written notice to the Company.

10.5. Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  The rights and obligations of Grantee under this Agreement may only be assigned with the prior written consent of the Company.

10.6. Disclosure of Information.  In the event the Committee determines that the Grantee has materially violated the provisions of this Section 10.6, the Grantee shall immediately forfeit all unvested Awards.  The Grantee recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Grantee’s duties. The Grantee will not, before or after his date of Separation from Service, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Grantee make use of such Confidential Information for the Grantee’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Grantee’s date of Separation from Service; provided that this prohibition shall not apply after the Grantee’s date of Separation from Service to Confidential Information that has become publicly known through no action of the Grantee. The Grantee shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Grantee or coming into his or her possession, and shall deliver the same to the Company on the date of Separation from Service or, on demand of the Company, at any earlier time.